Exhibit 99.1

Press Release January 26, 2026	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter

and Annual 2025 Results

FORT WAYNE, INDIANA, January 26, 2026 / PRNewswire /

Annual 2025 Performance Highlights:

▪	Successful production and qualifications of industrial, beverage can, and automotive quality flat rolled aluminum products

▪	Successful production and consumption of biocarbon material

▪	Record steel shipments of 13.7 million tons

▪	Net sales of $18.2 billion, operating income of $1.5 billion, and net income of $1.2 billion

▪	Adjusted EBITDA of $2.2 billion and cash flow from operations of $1.4 billion

▪	Liquidity of over $2.2 billion

▪	Share repurchases of $901 million of the company’s common stock, representing over four percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and annual 2025 financial results. The company reported fourth quarter 2025 net sales of $4.4 billion and net income of $266 million, or $1.82 per diluted share. Comparatively, the company’s sequential third quarter 2025 net income was $404 million, or $2.74 per diluted share, and prior year fourth quarter net income was $207 million, or $1.36 per diluted share.

“The teams delivered solid operational and financial performance across our operating platforms in 2025, generating annual net sales of $18.2 billion, operating income of $1.5 billion, and adjusted EBITDA of $2.2 billion,” said Mark D. Millett, Chairman and Chief Executive Officer. “This performance demonstrates the strength and consistency of our cash generation, as we generated $1.4 billion in cash flow from operations during the year, after investing $450 million in growth working capital associated with our new aluminum products platform. Our three-year after-tax return-on-invested-capital of 14 percent is a testament to our ongoing high-return capital allocation strategy. We are growing, returning capital to shareholders, and maintaining strong returns as compared to best-in-class domestic manufacturers.

“The aluminum and biocarbon teams continue to make strong progress,” continued Millett. “We have successfully produced finished aluminum flat-rolled products for the industrial and beverage can markets, as well as hot band for the automotive sector. Although there is still work ahead, the team has strong momentum and achieved positive EBITDA in December, positioning us well as we continue commissioning and ramping operations. Additionally, the SDI Biocarbon Solutions team is continuing to refine operations and increase production, providing a significantly lower-carbon supply chain opportunity for our steel and steel fabrication customers.

“We also achieved record annual steel shipments as imports declined from the elevated levels experienced during the first half of the year and as Sinton’s year-over-year operating performance improved,” said Millett. “We are seeing an improved flat rolled steel market environment, supported by domestic trade actions, manufacturing onshoring, infrastructure program funding, lower interest rates, and the increasing regionalization of supply chains in the U.S. Long product steel demand remains very strong, especially for structural steel and railroad rail. Looking ahead, we expect to benefit from strong demand across our platforms.”

Fourth Quarter 2025 Comments

Fourth quarter 2025 operating income for the company’s steel operations was $322 million, or 35 percent lower than sequential third quarter results, due to lower average realized selling values and lower volumes related to both seasonal demand and planned maintenance outages at the company’s flat rolled steel mills. In addition to lower seasonal activity, some of the planned maintenance outages were longer in duration than originally anticipated and decreased volume in the fourth quarter by an estimated 140,000 to 150,000 tons of flat rolled steel production. The fourth quarter 2025 average external product selling price for the company’s steel operations decreased $12 sequentially to $1,107 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $7 per ton sequentially to $374 per ton. Average realized flat rolled steel pricing declined in the quarter based on lagging priced contracts, while long product steel prices increased as demand for structural and rail products was strong. The energy, non-residential construction, automotive, and industrial sectors led steel demand in the quarter.

Fourth quarter 2025 operating income from the company’s metals recycling operations was $19 million, or $13 million lower than sequential earnings, based on lower selling values and decreased shipments across the platform.

The company’s steel fabrication operations generated operating income of $91 million in the fourth quarter 2025, lower than sequential third quarter results of $107 million, based on seasonally lower shipments more than offsetting modest metal spread expansion, as average selling values improved slightly and steel raw material costs declined. Order activity remained steady in the quarter, with the order backlog maintaining solid levels extending through the first half 2026, supported by stable pricing. Demand was largely driven by the commercial, data center, manufacturing, warehouse, and healthcare sectors. Looking ahead, the pace of domestic manufacturing investment, increased domestic onshoring activity, and momentum from the U.S. infrastructure program are expected to further support demand.

On November 21, 2025, the company issued $800 million in unsecured notes, comprised of $650 million of 4.000% notes due 2028 and $150 million of 5.250% notes due 2035. The net proceeds from the notes were used to redeem the company’s $400 million 5.000% Notes due 2026 and for other general corporate purposes.

Based on the company’s differentiated business model and highly variable cost structure, the company generated cash flow from operations of $273 million during the quarter. The company also invested $188 million in capital investments, paid cash dividends of $73 million, and repurchased $240 million of its outstanding common stock, representing one percent of its outstanding shares.

Annual 2025 Comparison

Annual 2025 net income was $1.2 billion, or $7.99 per diluted share, with net sales of $18.2 billion, as compared to net income of $1.5 billion, or $9.84 per diluted share, with net sales of $17.5 billion for the same period in 2024.

Annual 2025, net sales increased 3.6 percent to $18.2 billion, and operating income declined 24 percent to $1.5 billion, when compared to the same period of 2024. Decreased earnings were the result of lower realized pricing in the company’s steel and steel fabrication operations. Annual 2025 operating income from the company’s steel operations and steel fabrication operations declined $155 million and $260 million, respectively, when compared to the prior year. The average 2025 external selling price for the company’s steel operations decreased $15 to $1,089 per ton compared to 2024, and the average ferrous scrap cost per ton melted at the company’s steel mills increased $1 to $387 per ton.

Based on the company’s differentiated circular business model and highly-variable cost structure, the company generated strong cash flow from operations of $1.4 billion during 2025. The company also invested $948 million in organic growth investments, paid cash dividends of $291 million, and repurchased $901 million of its outstanding common stock, representing over four percent of its outstanding shares, all while maintaining strong liquidity of $2.2 billion as of December 31, 2025.

Outlook

“We anticipate that improving market conditions, including increased trade stability and a more favorable interest rate environment, will support solid domestic demand for steel and aluminum products,” continued Millett. “Steel pricing has improved, and customer optimism remains solid across our businesses, as demand continues to be steady. Additionally, discussions with our customers further underscore the growing importance of lower-carbon, domestically produced steel and aluminum products, positioning our businesses for a sustainable long-term competitive advantage. As unfair trade practices diminish, policy clarity improves, and U.S. manufacturing continues to expand, we believe a favorable market environment will follow.

“The aluminum team is continuing with the successful commissioning and startup of the company’s Columbus, Mississippi aluminum flat rolled products mill and San Luis Potosi satellite recycled aluminum slab center. The cast houses and hot strip mill are operating extremely well, and commissioning is ongoing in other areas of the facility. The teams shipped products for the industrial and beverage can sectors, receiving product qualifications from several customers. They also produced and shipped aluminum hot band for use in automotive applications. We continue commissioning the cold mill and other downstream operations, including the CASH line. It is an extremely exciting time for all of us. There is still much to be done, yet much has also been accomplished.

"We have deliberately aligned our growth strategy with our customers’ developing needs, prioritizing product excellence, supply-chain efficiency, and sustainability. Building on our strong positions in steel, we are expanding into high recycled-content aluminum to serve adjacent markets where customer demand is accelerating. This opportunity spans the counter-cyclical beverage can and packaging segment and extends to automotive, industrial, and construction applications. Backed by a performance-based culture and a proven ability to develop and operate cost-efficient, high-margin mills, we are well positioned to deliver attractive long-term value through this expansion.

“Our unwavering commitment to the health and safety of our teams, families, and communities underpins our ability to meet both current and future customer needs. Our differentiated culture and business model continue to drive performance, while strong cash flow generation and disciplined execution of our long-term strategy are strengthening our financial position,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and annual 2025 operating and financial results on Monday, January 26, 2026, at 11:00 a.m. Eastern Standard Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Standard Time on February 2, 2026.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also in aluminum operations, further diversifying its product offerings to supply aluminum flat rolled products with higher recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) our ability to retain, develop, and attract key personnel; (14) litigation and legal compliance; (15) unexpected equipment downtime or shutdowns; (16) governmental agencies may refuse to grant or renew some of our licenses and permits; (17) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (18) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500

SOURCE Steel Dynamics, Inc.

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months
	December 31,		December 31,		Ended
	2025	2024	2025	2024	Sept. 30, 2025
Net sales	$4,414,048	$3,872,138	$18,176,581	$17,540,390	$4,828,215
Costs of goods sold	3,884,757	3,430,404	15,784,398	14,737,804	4,070,335
Gross profit	529,291	441,734	2,392,183	2,802,586	757,880

Selling, general and administrative expenses	184,646	176,904	765,308	664,119	200,844
Profit sharing	27,196	19,755	122,986	164,904	42,389
Amortization of intangible assets	7,219	7,573	27,903	30,526	6,890
Operating income	310,230	237,502	1,475,986	1,943,037	507,757

Interest expense, net of capitalized interest	26,958	14,579	70,043	56,347	13,573
Other (income) expense, net	(27,333)	(21,040)	(87,028)	(96,191)	(19,662)
Income before income taxes	310,605	243,963	1,492,971	1,982,881	513,846

Income tax expense	46,090	34,091	305,660	432,925	109,920
Net income	264,515	209,872	1,187,311	1,549,956	403,926
Net loss (income) attributable to noncontrolling interests	1,518	(2,579)	(1,716)	(12,822)	(241)
Net income attributable to Steel Dynamics,Inc.	$266,033	$207,293	$1,185,595	$1,537,134	$403,685

Basic earnings per share attributable to Steel Dynamics,Inc. stockholders	$1.83	$1.36	$8.02	$9.89	$2.75

Weighted average common shares outstanding	145,627	152,096	147,806	155,420	146,947

Diluted earnings per share attributable to Steel Dynamics,Inc. stockholders, including the effect of assumed conversions when dilutive	$1.82	$1.36	$7.99	$9.84	$2.74

Weighted average common shares and share equivalents outstanding	146,249	152,801	148,404	156,136	147,600

Dividends declared per share	$0.50	$0.46	$2.00	$1.84	$0.50

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and equivalents	$769,878	$589,464
Short-term investments	-	147,811
Accounts receivable, net	1,682,660	1,417,199
Inventories	3,738,516	3,113,733
Other current assets	293,117	163,131
Total current assets	6,484,171	5,431,338

Property, plant and equipment, net	8,569,466	8,117,988

Intangible assets, net	331,290	227,234

Goodwill	477,471	477,471

Other assets	550,456	681,202
Total assets	$16,412,854	$14,935,233
Liabilities and Equity
Current liabilities
Accounts payable	$1,231,358	$979,912
Income taxes payable	67,315	3,783
Accrued expenses	788,926	739,898
Current maturities of long-term debt	34,655	426,990
Total current liabilities	2,122,254	2,150,583

Long-term debt	4,176,508	2,804,017

Deferred income taxes	997,449	902,186

Other liabilities	186,232	133,201
Total liabilities	7,482,443	5,989,987

Commitments and contingencies

Redeemable noncontrolling interests	141,226	171,212

Equity
Common stock	653	652
Treasury stock, at cost	(7,980,549)	(7,094,266)
Additional paid-in capital	1,248,634	1,229,819
Retained earnings	15,689,042	14,798,082
Accumulated other comprehensive loss	(598)	-
Total Steel Dynamics,Inc. equity	8,957,182	8,934,287
Noncontrolling interests	(167,997)	(160,253)
Total equity	8,789,185	8,774,034
Total liabilities and equity	$16,412,854	$14,935,233

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Operating activities:
Net income	$264,515	$209,872	$1,187,311	$1,549,956

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146,282	125,550	551,390	478,907
Equity-based compensation	23,642	25,136	68,983	66,589
Deferred income taxes	(108,551)	(40,968)	94,397	(42,583)
Other adjustments	2,863	(7,286)	(10,208)	(5,507)
Changes in certain assets and liabilities:
Accounts receivable	187,306	147,758	(157,456)	191,108
Inventories	(338,329)	(69,535)	(423,435)	(221,036)
Other assets	(18,399)	8,336	(77,276)	(13,718)
Accounts payable	(31,673)	(55,757)	206,843	(67,361)
Income taxes receivable/payable	157,144	3,166	52,179	10,183
Accrued expenses	(12,088)	600	(43,194)	(102,035)
Net cash provided by operating activities	272,712	346,872	1,449,534	1,844,503

Investing activities:
Purchases of property, plant and equipment	(188,496)	(453,175)	(948,025)	(1,868,006)
Purchases of short-term investments	-	(39,461)	(39,571)	(739,340)
Proceeds from maturities of short-term investments	-	536,443	186,996	1,312,294
Business combination, net of cash acquired	(175,774)	-	(175,774)	-
Other investing activities	(5,704)	7,348	1,417	(8,308)
Net cash (used in) provided by investing activities	(369,974)	51,155	(974,957)	(1,303,360)

Financing activities:
Issuance of current and long-term debt	1,255,497	337,381	3,553,683	2,482,919
Repayment of current and long-term debt	(824,441)	(792,089)	(2,567,864)	(2,324,058)
Dividends paid	(73,078)	(70,400)	(291,176)	(282,616)
Purchase of treasury stock	(240,296)	(295,140)	(900,870)	(1,212,164)
Other financing activities	(20,845)	(3,525)	(88,088)	(16,678)
Net cash provided by (used in) financing activities	96,837	(823,773)	(294,315)	(1,352,597)

Increase (decrease) in cash, cash equivalents, and restricted cash	(425)	(425,746)	180,262	(811,454)
Cash, cash equivalents, and restricted cash at beginning of period	775,697	1,020,756	595,010	1,406,464
Cash, cash equivalents, and restricted cash at end of period	$775,272	$595,010	$775,272	$595,010

Supplemental disclosure information:
Cash paid for interest	$67,890	$41,512	$156,749	$100,978
Cash paid for income taxes, net	$1,338	$80,308	$152,000	$463,763

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	Fourth Quarter		Year to Date
	2025	2024	2025	2024	1Q 2025	2Q 2025	3Q 2025
External Net Sales
Steel	$3,141,366	$2,645,994	$13,021,977	$12,061,484	$3,067,016	$3,275,551	$3,538,044
Steel Fabrication	347,252	396,226	1,417,890	1,763,502	352,307	340,648	377,683
Metals Recycling	463,039	482,081	2,041,641	2,005,134	534,895	522,721	520,986
Aluminum	157,747	60,099	361,094	258,547	66,576	65,632	71,139
Other	304,644	287,738	1,333,979	1,451,723	348,401	360,571	320,363
Consolidated Net Sales	$4,414,048	$3,872,138	$18,176,581	$17,540,390	$4,369,195	$4,565,123	$4,828,215
Operating Income (Loss)
Steel	$322,337	$164,989	$1,432,390	$1,586,904	$229,963	$382,196	$497,894
Steel Fabrication	90,545	142,189	407,425	666,984	116,745	93,115	107,020
Metals Recycling	18,642	23,361	97,175	76,807	25,710	21,290	31,533
Aluminum	(47,098)	(28,896)	(172,970)	(72,331)	(28,735)	(40,627)	(56,510)
	384,426	301,643	1,764,020	2,258,364	343,683	455,974	579,937

Non-cash amortization of intangible assets	(7,219)	(7,573)	(27,903)	(30,526)	(6,897)	(6,897)	(6,890)
Profit sharing expense	(27,196)	(19,755)	(122,986)	(164,904)	(22,695)	(30,706)	(42,389)
Non-segment operations	(39,781)	(36,813)	(137,145)	(119,897)	(38,947)	(35,516)	(22,901)
Consolidated Operating Income	$310,230	$237,502	$1,475,986	$1,943,037	$275,144	$382,855	$507,757
Adjusted EBITDA
Net income	$264,515	$209,872	$1,187,311	$1,549,956	$217,679	$301,191	$403,926
Income taxes	46,090	34,090	305,660	432,924	62,975	86,675	109,920
Net interest expense (income)	17,135	(3,481)	33,245	(33,738)	2,316	7,025	6,769
Depreciation	136,467	116,147	515,425	441,584	125,122	124,003	129,833
Amortization of intangible assets	7,219	7,573	27,903	30,526	6,897	6,897	6,890
EBITDA	471,426	364,201	2,069,544	2,421,252	414,989	525,791	657,338
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	9,482	(17,703)	14,624	6,882	19,153	(6,197)	(7,814)
Equity-based compensation	24,513	25,121	66,759	65,624	14,181	13,819	14,246
Adjusted EBITDA	$505,421	$371,619	$2,150,927	$2,493,758	$448,323	$533,413	$663,770

Other Operating Information
Steel
Average external sales price (Per ton)	$1,107	$1,011	$1,089	$1,104	$998	$1,134	$1,119
Average ferrous cost (Per ton melted)	$374	$370	$387	$386	$386	$408	$381

Flat Roll shipments
Butler, Columbus, and Sinton	1,902,346	1,841,745	8,115,111	7,702,731	2,119,187	1,952,228	2,141,350
Steel Processing divisions *	556,336	460,162	2,071,765	1,779,429	492,627	479,102	543,700
Long Product shipments
Structural and Rail Division	445,978	362,650	1,842,616	1,625,913	437,398	468,827	490,413
Engineered Bar Products Division	170,539	151,239	730,691	714,509	191,658	190,612	177,882
Roanoke Bar Division	139,287	123,133	593,290	516,258	144,186	151,828	157,989
Steel of West Virginia	89,648	81,387	395,328	321,647	96,483	107,201	101,996
Total Shipments (Tons)	3,304,134	3,020,316	13,748,801	12,660,487	3,481,539	3,349,798	3,613,330

External Shipments (Tons)	2,837,126	2,617,914	11,960,582	10,929,453	3,071,735	2,888,916	3,162,805

Steel Mill Production (Tons)	2,838,233	2,663,444	11,877,554	11,242,676	3,021,593	2,949,936	3,067,792

Metals Recycling
Nonferrous shipments (000's of pounds)	195,003	226,434	916,502	965,491	233,080	245,577	242,842
Ferrous shipments (Gross tons)	1,521,629	1,421,021	6,160,797	5,850,544	1,452,432	1,596,583	1,590,153
External ferrous shipments (Gross tons)	507,102	529,335	2,147,762	2,194,510	557,618	545,022	538,020
Steel Fabrication
Average sales price (Per ton)	$2,509	$2,718	$2,529	$2,917	$2,599	$2,517	$2,495
Shipments (Tons)	138,375	145,901	560,866	607,407	135,581	135,347	151,563

*Includes Heartland, The Techs, United Steel Supply, and New Process Steel (beginning December 1, 2025) operations